Exhibit 10.25

[LOGO]

March 19, 2001

Mr. Alex Demetriades
Sr. Vice-President—Products
SeeBeyond
404 E. Huntington Drive
Monrovia, CA 91016

Dear Alex:

        In the event of a Change of Control, fifty percent (50%) of the then-unvested portion of any outstanding stock options granted under the Company's stock option plan you hold shall vest and become exercisable on the closing date of such Change of Control. For purposes of this agreement, "Change of Control" shall be defined as the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of more than fifty percent (50%) of the outstanding voting power of the Company, or a sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of the Company.

Sincerely,
/s/ James T. Demetriades James T. Demetriades Chairman, CEO and President
/s/ Paul Celuch Paul Celuch Vice-President—Human Resources
cc:	Barry Plaga
Mark A. Brooks